UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                           SEC  FILE  NUMBER:  0-27361
                       FORM  12B-25     CUSIP  NUMBER:  64116K  10  2


                           NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):  (  )  FORM  10-KSB  (  ) FORM 20-F  ( ) FORM 11-K (X) FORM 10-QSB
               (  )  FORM  N-SAR

     FOR  PERIOD  ENDED:  JUNE  30,  2001
                          -------------------

     (  )     TRANSITION  REPORT  ON  FORM  10-K
     (  )     TRANSITION  REPORT  ON  FORM  20-F
     (  )     TRANSITION  REPORT  ON  FORM  11-K
     (  )     TRANSITION  REPORT  ON  FORM  10-Q
     (  )     TRANSITION  REPORT  ON  FORM  N-SAR

     FOR  THE  TRANSITION  PERIOD  ENDED:
                                         ---------------------------------------

             ------------------------------------------------------

  READ  INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM, PLEASE PRINT OR TYPE.
    NOTHING  IN  THIS  FORM  SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED  ANY  INFORMATION  CONTAINED  HEREIN.

             ------------------------------------------------------

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:



                         PART  I  -  REGISTRANT  INFORMATION


NETJ.COM,  CORP
-----------------------------------
FULL  NAME  OF  REGISTRANT


---------------------------------------------
FORMER  NAME  IF  APPLICABLE


24843  DEL  PRADO,  SUITE  318
-------------------------------------
ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)


DANA  POINT,  CA  92629
----------------------------
CITY,  STATE  AND  ZIP  CODE


                        PART  II  -  RULES  12B-25(B)  AND  (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

           | (A)     THE  REASONS  DESCRIBED IN REASONABLE DETAIL IN PART III OF
           |         THIS  FORM  COULD  NOT  BE  ELIMINATED WITHOUT UNREASONABLE
           |         EFFORT  OR  EXPENSE;
           |
           | (B)     THE  SUBJECT  ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
           |         REPORT  ON  FORM 10-KSB,  FORM 20-F,  11K,  FORM N-SAR,  OR
 (X)       |         PORTION THEREOF, WILL BE FILED ON OR BEFORE  THE  FIFTEENTH
           |         CALENDAR DAY FOLLOWING  THE  PRESCRIBED  DUE  DATE; OR  THE
           |         SUBJECT  QUARTERLY  REPORT OF TRANSITION REPORT ON THE FORM
           |         10-QSB, OR PORTION THEREOF WILL BE FILED ON OR  BEFORE  THE
           |         FIFTH  CALENDAR DAY FOLLOWING THE PRESCRIBED  DUE DATE; AND
           |
           | (C)     THE  ACCOUNTANT'S  STATEMENT  OR  OTHER EXHIBIT REQUIRED BY
           |         RULE  12B-25(C)  HAS  BEEN  ATTACHED  IS  APPLICABLE.

                              PART  III  -  NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY THE FORM 10-KSB, 11-K, 10-QSB, N-SAR, OR THE TRANSITION REPORT OR PORTIONS THEREOF, COULD NOT BE FILED WITH THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED)


                                         1


                           PART  IV  -  OTHER  INFORMATION

(1)     NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO  CONTACT  IN REGARD TO THIS
NOTIFICATION

     KARL  E.  RODRIGUEZ                  949                       487-7295
     ---------------                    -----               ------------------
          (NAME)                    (AREA  CODE)            (TELEPHONE  NUMBER)


(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER) PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS) BEEN FILED? IF ANSWER IS NO IDENTIFY REPORT(S).

YES  (X)      NO  (  )



(3) IT IS ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

YES  (  )      NO  (X)


IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                                        3


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                                  NETJ.COM,  CORP
               ---------------------------------------------------
                  (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATE:            08/15/2001                 BY:  /S/WENDY  PAIGE
               ---------------              -----------------------------------
                                                   WENDY  PAIGE
                                                   PRESIDENT

     INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN THE EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.

                                        4


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                                    ATTENTION

            INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF  FACT  CONSTITUTE
               FEDERAL  CRIMINAL  VIOLATIONS  (SEE  18  U.S.C.  1001).L
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1.     THIS  FORM IS REQUIRED BY RULE 12B-25 (17 CFR 240, 12B-25) OF THE GENERAL
RULES  AND  REGULATIONS  UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934.

2. ONE SIGNED ORIGINAL AND FOUR CONFORMED COPIES OF THIS FORM AND AMENDMENTS THERETO MUST BE COMPLETED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, IN ACCORDANCE WITH RULE 0-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE ACT. THE INFORMATION CONTAINED IN OR FILED WITH THE FORM WILL BE MADE A MATTER OF PUBLIC RECORD IN THE COMMISSION FILES.

3. A MANUALLY SIGNED COPY OF THE FORM AND AMENDMENTS THERETO SHALL BE FILED WITH EACH NATIONS SECURITIES EXCHANGE ON WHICH ANY CLASS OF SECURITIES OF THE REGISTRANT IS REGISTERED.

4. AMENDMENTS TO THE NOTIFICATIONS MUST ALSO BE FILED ON FORM 12B-25 BUT NEED NOT RESTATE INFORMATION THAT HAS BEEN CORRECTLY FURNISHED. THE FORM SHALL BE CLEARLY IDENTIFIED AS AN AMENDED NOTIFICATION.

                                        5